Exhibit 99.1
WILLIAMS COAL SEAM GAS ROYALTY TRUST
PRESS RELEASE
Williams Coal Seam Gas Royalty Trust Announces Quarterly Cash Distribution
     DALLAS, TEXAS, May 4, 2007 — Bank of America, N.A., as trustee of Williams Coal Seam Gas Royalty Trust, today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.216611 per unit, payable May 30, 2007 to unitholders of record on May 15, 2007.
     The Trust owns net profits interests in certain proved coal seam gas properties owned by Williams Production Company (WPC) and located in the San Juan Basin of northwestern New Mexico (the “Working Interest Properties”) and southwestern Colorado, including WPC’s 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the “Farmout Properties”). The distribution per unit increased from $0.208780 to $0.216611 primarily due to higher gas prices.
     WPC reported that production attributable to its gross interests in the properties burdened by the Trust’s net profits interests was 3.1 trillion British thermal units (TBtu) during the period associated with this quarterly cash distribution compared to 3.7 TBtu during the preceding period. When prior period adjustments are excluded, production in the current quarter was 2.6 TBtu compared to a similar 3.1 TBtu in the preceding quarter. The net contract price per MMBtu for this quarter was $2.72 per MMBtu as compared to $2.30 per MMBtu for previous quarter. WPC also reported approximately 422 infill wells have been drilled and of those, 412 wells are producing as of 3/31/2007, but are not yet in “pay” status to the Trust. This will occur after payout has been reached. WPC has informed the Trust that it expects to reach a settlement with the MMS in 2007, regarding an audit issue covering time periods dating back to the inception of the Trust. Accordingly, distributions to the Trust will likely begin to be affected by withholding, as early as the third quarter 2007 distribution, an estimated $1.3 million recoupment on a quarterly basis in 2007 and continue until the Trust’s share (currently estimated to be over $5 million) has been recovered. (See 10-Q for the quarterly period ended September 30, 2006 — Contingencies).
     Williams Coal Seam Gas Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.
     The estimated net proved reserves, as of January 1, 2007, attributable to the Trust from the properties appraised are approximately 24.3 billion cubic feet of gas with a future net value of approximately $55,789,000.
     With the estimated quantities of this year’s reserve estimate of 24.3 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 4 to 6 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 15, 2007 and is available to all unitholders at this time on the SEC website.
     The Trust is a grantor trust formed by The Williams Companies, Inc., parent company of WPC, and was designed to provide unitholders with quarterly cash distributions and tax credits under Section 29 of the Internal Revenue Code, which has expired as of 12/31/2002, from certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “WTU”.
     For additional information, including the latest financial reports on Williams Coal Seam Gas Royalty Trust, please visit our website at http://www.wtu-williamscoalseamgastrust.com/.
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CONTACT:
Ron E. Hooper, Senior Vice President
Bank of America, N.A., Trustee